Exhibit 99.1

Press Release

Houston Exploration Closes on Acquisitions of Gulf of Mexico Assets

Houston, Texas – October 29, 2004 – The Houston Exploration Company (NYSE: THX) announced today that it has closed on two previously announced transactions for producing properties in the shallow waters of the Gulf of Mexico from Orca Energy, L.P. and from BP Exploration & Production Inc.

The combined purchase price of both transactions totaled $145 million for 79 billion cubic feet of natural gas equivalent (Bcfe). The assets are more than 80 percent natural gas and encompass 14 fields that are near the company’s existing operations in the Gulf of Mexico.

The asset package from BP Exploration & Production Inc. closed on September 30, 2004, while the asset package from Orca Energy, L.P. closed today. Both transactions had an effective date of August 1, 2004. After expected closing adjustments from the effective date of the acquisitions, the combined purchase price will be adjusted to approximately $139 million.

Houston Exploration funded the transactions with a combination of cash on hand at the time of closing and debt from its revolving bank credit facility. In addition, as a result of the acquisitions, the company’s banking group has increased the available borrowing capacity for the organization by $60 million to $400 million from $340 million.

The Houston Exploration Company (NYSE: THX) is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Rocky Mountains, the Arkoma Basin, and offshore in the shallow waters of the Gulf of Mexico. Additional production is located in East Texas. For more information, visit the company’s website at http://www.houstonexploration.com.

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Contact:	The Houston Exploration Company Melissa Reynolds 713-830-6887 mreynolds@houstonexp.com

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this press release are forward-looking statements and reflect the company’s current expectations and are based on current available information. Important factors that could cause actual results to materially differ from the company’s current expectations for the impact of the transactions include the integration of acquired assets, price volatility, the risk of future writedowns, the inability to meet substantial capital requirements, the constraints imposed by current indebtedness, reserve replacement risks, drilling risks and results, the risks associated with the recent acquisitions and other factors inherent in the exploration for and production of natural gas and crude oil discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2003. The company assumes no responsibility to update any of the information referenced in this news release.